CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	February 21, 2017

FHLB CINCINNATI ANNOUNCES 2016 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2016. The FHLB expects to file its 2016 Form 10-K with the Securities and Exchange Commission on or about March 16, 2017.
Operating Results and Profitability

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Net income for 2016 was $268 million and return on average equity (ROE) was 5.35 percent. This compares to net income of $254 million and ROE of 5.04 percent for 2015. For the fourth quarter of 2016, net income was $89 million and ROE was 7.15 percent, compared to net income of $64 million and ROE of 4.93 percent for the same period of 2015.

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The increase in net income and ROE in both comparison periods was primarily the result of higher net interest income and an increase in non-interest income, which included $39 million in gains from the sale of securities during the fourth quarter of 2016. The increase in net interest income was primarily the result of higher net spreads earned on LIBOR-indexed assets, combined with the growth in mortgage assets. These benefits were partially offset by an increase in non-interest expense, which included a settlement of all claims related to the 2008 Lehman bankruptcy during the fourth quarter of 2016 of approximately $25 million.

Dividend

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The FHLB paid its stockholders a cash dividend on December 15, 2016 at a 4.00 percent annualized rate, which was 3.08 percentage points above the fourth quarter average 3-month LIBOR. The average quarterly dividend paid for the year was 4.00 percent.

Housing and Community Investment

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The FHLB's net income for 2016 resulted in an accrual of $30 million to the Affordable Housing Program (AHP) pool of funds available to members in 2017. Since the AHP's inception, the FHLB has awarded approximately $621 million in subsidies towards the creation of 78,500 units of affordable housing.

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The FHLB disbursed over $1.6 million in 2016 through two of its voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $96.8 billion at December 31, 2016, a decrease of $4.2 billion (four percent) from year-end 2015. During 2016, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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The balance of investments at December 31, 2016 was $25.3 billion, a decrease of $12.0 billion (32 percent) from year-end 2015. The decrease was primarily driven by a decline in short-term investments used for liquidity, which had larger than normal balances at the end of 2015. The investments balance at the end of 2016 included $14.5 billion of mortgage-backed securities and $10.8 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On December 31, 2016, GAAP capital was $5.0 billion, a decrease of $0.2 billion (three percent) from year-end 2015, which primarily resulted from excess capital stock redemption requests from a larger member. The GAAP and regulatory capital-to-assets ratios were 4.76 percent and 4.80 percent, respectively, at December 31, 2016. Retained earnings grew $97 million in 2016 to end the year at $834 million.

About the FHLB

The FHLB is a AA+ rated regional wholesale cooperative bank. The FHLB provides members with valuable products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 687 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2016	December 31, 2015 (2)	Percent Change (3)
Total assets	$104,635	$118,756	(12)%
Advances (principal)	69,907	73,242	(5)
Mortgage loans held for portfolio (principal)	8,926	7,758	15
Total investments	25,334	37,356	(32)
Consolidated Obligations	97,881	112,291	(13)
Mandatorily redeemable capital stock	35	38	(8)
Capital stock	4,157	4,429	(6)
Total retained earnings	834	737	13
Total capital	4,978	5,153	(3)
Regulatory capital (1)	5,026	5,204	(3)

Capital-to-assets ratio (GAAP)	4.76%	4.34%
Capital-to-assets ratio (Regulatory) (1)	4.80	4.38

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2016	2015 (2)	Percent Change (3)	2016	2015 (2)	Percent Change (3)
Total interest income	$314	$261	20%	$1,223	$962	27%
Total interest expense	216	177	22	860	635	35
Net interest income	98	84	17	363	327	11
Non-interest income	48	7	NM	46	30	55
Non-interest expense	47	20	NM	111	75	47
Affordable Housing Program assessments	10	7	42	30	28	8
Net income	$89	$64	40	$268	$254	5

Return on average equity	7.15%	4.93%		5.35%	5.04%
Return on average assets	0.35	0.22		0.25	0.24
Net interest margin	0.39	0.29		0.35	0.31
Annualized dividend rate	4.00	4.00		4.00	4.00
Average 3-month LIBOR	0.92	0.41		0.74	0.32

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
During the fourth quarter of 2016, the FHLB changed to the contractual interest method for amortizing premiums and accreting discounts on mortgage loans held for portfolio. This change has been reported through retroactive application of the change in accounting principle to all periods presented.

(3)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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